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                                                                  EXHIBIT 99.44


                              COMCAST CORPORATION
                               1500 Market Street
                          Philadelphia, PA  19102-4735



                                                 July 21, 1994



LIBERTY MEDIA CORPORATION
8101 East Prentice Avenue
Suite 500
Denver, Colorado 80111


Gentlemen:

          This letter confirms our mutual agreement with respect to the proposed acquisition of all of the outstanding equity securities of QVC, Inc. ("QVC") not presently owned by you and us, as well as certain related matters. On July 12, 1994 Comcast Corporation ("Comcast") offered to acquire all of the outstanding shares of QVC in a merger (the "Merger") for cash and Comcast securities having a combined value of $44 per share. Upon the execution and delivery of this agreement, we will notify QVC that a new offer (the "Offer") is being made jointly by Comcast and Liberty, and that we are revising the terms of the previous offer to provide that in the Merger each share of QVC common stock would be acquired for $44 in cash.

          1. Structure of Offer. Comcast and Liberty agree to make the Offer jointly. All material decisions with respect to the Offer must be unanimous. Both Comcast and Liberty agree to use their reasonable best efforts, acting in good faith, to resolve, on a mutually acceptable basis, any disagreements they may have with respect to such material decisions. If they cannot so resolve any such disagreements, then either party may terminate this agreement pursuant to paragraph 11 below.

          The parties hereto presently contemplate that QVC will be the surviving corporation in the Merger, with one or more wholly- owned subsidiaries of the respective parties merging into QVC. The parties agree to work together to arrange the financing required for the Merger, as heretofore proposed by Comcast, including one or more margin credit facilities.

          In connection with the making of the Offer, Comcast and Liberty agree to make available, directly or indirectly,



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all shares of QVC capital stock (or rights to acquire such shares), held, directly or indirectly, by each of them (other than, with respect to Liberty, any such shares held by Tele-Communications, Inc. ("TCI"), Sioux Falls, L.P. and Lenfest Communications, Inc. (collectively, the "Exempt Shares")), to a mutually acceptable entity or entities (either existing or newly formed) for purposes of the Offer. In addition, Comcast agrees that it will contribute to such entity an amount of cash equal to (i) the amount necessary to exercise all warrants to acquire QVC common stock held by Comcast (or at Comcast's election, to exercise such warrants prior to such contribution) and (ii) $229 million in cash (to be credited to the purchase of QVC shares at $44 per share) to such entity in connection with the financing of the Offer (the "Comcast Additional Contribution"). Based upon the parties' relative stock ownership of QVC securities, following such contributions and the Merger, the parties agree that the equity interests in the surviving corporation in the Merger will be owned 57.4% by Comcast and 42.6% by Liberty. The parties acknowledge and agree that the business combination of TCI and Liberty shall not result in the shares of capital stock of QVC owned directly or indirectly by TCI on the date hereof becoming subject to the terms of this agreement nor shall such shares be deemed to be directly or indirectly owned by Liberty.

          2. Post-Merger Structure. Following the Merger, the charter and by-laws of QVC will provide that matters submitted to the board of directors or to the shareholders of QVC shall be determined by a majority vote of the directors or shareholders, as the case may be. The charter will also provide that without the consent of Liberty, QVC may not take or cause to be taken any of the actions set forth on Schedule I hereto. Each of Comcast and Liberty agree that each of them will be entitled to cause its shares of QVC to be registered under the Securities Act of 1933 in the manner set forth in
Schedule II hereto, subject to a right of first refusal by the other party.
All other transfers (except to majority-owned affiliates that agree to be bound by all of the terms of the definitive agreement referred to below) will be subject to a right of first refusal to the other party. The foregoing provisions will be included in a definitive agreement prepared and executed by the parties hereto as soon as practicable following the Merger.

          3. Representations and Warranties of Comcast. Comcast represents and warrants to Liberty that: (a) Comcast is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has full power and authority to execute, deliver and perform this agreement and the performance of Comcast's obligations hereunder have been duly authorized by all necessary action (corporate or other) on the part of Comcast;





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(b) this agreement has been duly executed and delivered by Comcast and, assuming the due execution and delivery thereof by Liberty is a valid and binding obligation of Comcast, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity; (c) the execution and delivery of this agreement and the performance of Comcast's obligations hereunder will not (i) require the consent, approval or authorization of, or any registration, qualification or filing with, any governmental agency or authority or any other person or (ii) conflict with or result in a material breach or violation of (A) any material agreement to which Comcast is a party or (B) assuming expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), without objection to the transactions contemplated hereby by the DOJ or the FTC, any applicable law or regulation; (d) there is no litigation, governmental or other proceeding, investigation or controversy pending or, to Comcast's knowledge, threatened against Comcast relating to the transactions contemplated by this agreement; and (e) except for filings under the HSR Act, no consent, approval or authorization of, nor any registration, qualification or filing with, any governmental agency or authority or any other person is required in order for Comcast to execute, deliver or perform this agreement.

          4. Representations and Warranties of Liberty. Liberty represents and warrants to Comcast that: (a) Liberty is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to execute, deliver and perform this agreement and the performance of Liberty's obligations hereunder have been duly authorized by all necessary action (corporate or other) on the part of Liberty;
(b) this agreement has been duly executed and delivered by Liberty and, assuming the due execution and delivery thereof by Comcast, is a valid and binding obligation of Liberty, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity; (c) the execution and delivery of this agreement and the performance of Liberty's obligations hereunder will not (i) require the consent, approval or authorization of, or any registration qualification or filing with, any governmental agency or authority or any other person or (ii) conflict with or result in a material breach or violation of (A) any material agreement to which Liberty is a party or (B) assuming expiration of all applicable waiting periods under the HSR Act without objection to the transactions contemplated hereby by the DOJ or the FTC, any applicable law or regulation; (d)





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Liberty has previously made filings (and the applicable waiting period has expired) under the HSR Act with respect to the acquisition of up to 49.9% of the shares of common stock of QVC; (e) there is no litigation, governmental or other proceeding, investigation or controversy pending or, to Liberty's knowledge, threatened against Liberty relating to the transactions contemplated by this agreement; and (f) except for filings under the HSR Act, no consent, approval or authorization of, nor any registration, qualification or filing with, any governmental agency or authority or any other person is required in order for Liberty to execute, deliver or perform this agreement.

          5. Covenants of Liberty and Comcast. Each of Liberty and Comcast agree that from the date hereof until the consummation of the transactions contemplated hereby, or the termination of this agreement, it will
(i) vote all shares of QVC capital stock owned by it, directly or indirectly, in favor of the Merger and the related matters provided for in the Merger Agreement (as defined below) (ii) not sell or dispose of any shares of QVC capital stock (or rights to acquire such shares) owned by it or enter into any agreement, arrangement or understanding with any other person the effect of which is to limit or restrict its right to vote such shares in accordance with the terms of this agreement; and (iii) not enter into any agreement, arrangement or understanding with any other person with respect to the purchase, sale or voting of shares of QVC; provided, however, that as to Comcast, this Section 5 shall become effective only upon the termination of its stockholders agreement with Barry Diller, dated July 12, 1993, as amended, which termination Comcast agrees to use its best efforts to obtain within thirty (30) days of the date hereof; provided, further, that with respect to Liberty the foregoing shall not apply to the Exempt Shares.

          6. QVC Merger. Comcast and Liberty agree that they will use their respective reasonable best efforts to proceed to negotiate a definitive merger agreement (the "Merger Agreement") with QVC based upon the draft thereof dated July 19, 1994, a copy of which has been furnished to Liberty.

          7.       Mutual Covenants.  Each of Comcast and Liberty agree:
(a) to use all reasonable efforts to cause the transactions contemplated by this agreement to be consummated as promptly as practicable; (b) upon consummation of the Merger, to cooperate in good faith to cause QVC and HSN to pursue jointly business opportunities outside the United States and Canada; and
(c) that following consummation of the Merger neither Comcast nor Liberty shall be under any obligation (legal or otherwise) to offer to QVC or any other party any business opportunity which any of them may now or thereafter desire to pursue.





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          8.       Regulatory Approvals.  The obligations of the parties under this agreement will be conditioned upon the receipt of all necessary government and agency approvals required for the consummation of the transactions contemplated hereby, including, but not limited to, compliance with all securities laws and the termination of all applicable waiting periods under the HSR Act.

          9. Fees and Expenses. All costs and expenses incurred in connection with this agreement and the transactions contemplated hereby (other than any costs and expenses related to the Comcast Additional Contribution) shall be paid or reimbursed by QVC following the Merger, and before then, paid by the party incurring such expenses (except for financing and financial advisory fees which shall be borne equally by the parties).

          10. Governing Law. This letter shall be governed by and construed in accordance with the substantive law of the State of New York.

          11. Termination. The obligations of the parties hereunder shall terminate on the earliest of (i) September 20, 1994, in the event that Comcast shall not have terminated the stockholders agreement referred to in
Section 5, (ii) the date on which one party hereto notifies the other that it elects to terminate this agreement because the parties have not been able to resolve a disagreement concerning a material decision with respect to the Offer, as provided in paragraph 1 above, and (iii) September 20, 1994, if the Merger Agreement has not theretofore been executed or the parties have not theretofore commenced a cash tender offer. If a party terminates this agreement pursuant to subparagraph (i) or (ii) above, such terminating party shall be free to sell, dispose of, vote at any meeting of QVC shareholders (but not give any proxy or to enter into any voting agreement or hold its QVC stock as it chooses, but such terminating party may not join with, encourage, solicit or assist any competing bidder for QVC so long as the non-terminating party is actively pursuing the Merger, other than to sell its QVC stock to such competing bidder in a cash tender offer, on the final day of such tender offer, that is part of an acquisition proposal that has been valued by the market higher than the then-current offer being made by the non-terminating party, if such terminating party chooses to do so; provided however, that in the event Comcast sells any of its QVC shares or agrees to vote with any person (other than Barry Diller pursuant to the Stockholders Agreement referred to in Section
5), then this agreement shall terminate as to Liberty notwithstanding anything to the contrary contained herein.





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          12.      Binding Obligation.  It is understood that this letter
agreement constitutes a legally binding obligation of the parties hereto. The parties acknowledge and agree that the proposed business combination of TCI and Liberty shall not constitute a sale or transfer of the shares of QVC capital stock held by Liberty.


                                            Very truly yours,

                                            COMCAST CORPORATION



                                            By:
                                                 --------------------------
                                                 Name:
                                                 Title:

Agreed to:

LIBERTY MEDIA CORPORATION


By:
    ----------------------
    Name:
    Title:





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                                                                      SCHEDULE I



                                   MANAGEMENT STRUCTURE



MANAGEMENT           The Management Committee of QVC, Inc. (the "Company") will be comprised of three representatives appointed by
COMMITTEE:           Comcast and one representative appointed by Liberty who shall be reasonably acceptable to Comcast.  One additional representative of any other existing shareholder of QVC may also be appointed with Comcast's and
                     Liberty's consent, which person shall be reasonably acceptable to Comcast and Liberty.

DAY-TO-DAY           The day-to-day operations of the Company will be managed by Comcast.
MANAGEMENT:

SIGNIFICANT          The Company shall not engage in any of the following transactions or take any of the following actions unless
TRANSACTIONS:        approved in advance by Liberty:

                     (i)         any transaction or action which would result in the Company (x) conducting or engaging in any business other than the Primary Business, (y) participating (whether by means of a management, advisory, operating, consulting or similar agreement or arrangement) in a business other than the
                                 Primary Business, or (z) having any record or beneficial equity interest, either as a principal, trustee, stockholder, partner, joint venturer or otherwise, in any Person not primarily engaged in the Primary Business (a "Restricted Person"); provided however, that the beneficial ownership for investment purposes of ten percent (10%) or less of the equity of any such Restricted Person shall not constitute a violation of this clause; the term "Primary Business" shall mean the business of (x) marketing of goods or services over any electronic media (other than principally entertainment programming) and (y) any activities ancillary thereto or vertically  integrated therewith (including, without limitation, manufacturing, production, warehousing and distribution of such


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
                                 goods and services and customer financing);

                     (ii)        any transaction not in the ordinary course of business, launching new or additional channels or engaging in any new field of business, in each case, which would result in, or would have a reasonable likelihood of resulting in, Liberty or any of its affiliates being required (pursuant to any law, statute, rule, regulation, order or judgement promulgated or issued by any court of competent jurisdiction or the United States government or any Federal governmental, regulatory, or administrative authority or agency or tribunal) to divest itself of its Company securities, or interests therein, or any other assets of such entity, or which would render such entity's continued ownership of such stock or assets illegal or subject to the imposition of a fine or penalty or which would impose material restrictions or limitations on such entity's full rights of ownership (including, without limitation, voting) thereof or therein;

                     (iii)       the disposition, directly or indirectly by the Company (or any subsidiary thereof) in a transaction or series of transactions not in the ordinary course of business of the Company or any subsidiary of the Company, of a material amount of the assets of the Company or any such subsidiary (to be defined in the definitive agreements), except for pledges, grants of security interests, security deeds, mortgages or similar encumbrances securing bona fide indebtedness;

                     (iv)        the merger or consolidation of the Company (except a merger between a wholly-owned subsidiary and the Company where the Company is the surviving entity of such merger and where there is no change in any class or series of outstanding capital stock of the Company) or the dissolution or liquidation of the Company;


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

                     (v)         any amendments to the Certificate of Incorporation or By-Laws of the Company;

                     (vi)        the issuance, grant, offer, sale, acquisition, redemption or purchase by the Company of any shares of its capital stock or other equity securities, or any securities convertible into, or options, warrants or rights of any kind to subscribe to or acquire, any shares of its capital stock or other equity securities; any split-up, combination or reclassification of the capital stock of the
                                 Company or the entering into of any contract, agreement, commitment or arrangement with respect to any of the foregoing, except that the Company may issue an aggregate of up to 1% of its capital stock (at any time outstanding) pursuant to employee stock options granted to employees on or after the closing and repurchase stock or options from present or former employees;

                     (vii)       the amendment or modification of any outstanding options, warrants or rights to acquire, or securities convertible into, shares of the capital stock or other securities of the Company or of any outstanding stock option or stock purchase plans or agreements;

                     (viii)      the filing by the Company (or any material subsidiary thereof) of a petition under the Bankruptcy
                                 Act or any other insolvency law, or the admission in writing of its bankruptcy, insolvency or general inability to pay its debts;

                     (ix)        except with the consent of Liberty (such consent not to be unreasonably withheld), the commencement or settlement of litigation or arbitration which is other than in the ordinary course of business and is likely to have a material impact on the Company and its subsidiaries; taken as a whole;

                     (x)         the entering into by the Company or any of its subsidiaries of material contracts, except any such contract which is connected with carrying on the Primary Business; and


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
                     (xi)        (a) without the consent of Liberty, such consent not to be unreasonably withheld, any transactions between the Company or any of its affiliates and Comcast or any of its affiliates or associates, other than transactions between Comcast and its affiliates or associates and the Company and its affiliates that are on arms-length terms (which Comcast shall advise Liberty of) and (b)
                                 agreements between the Company or its affiliates and Comcast or its affiliates or associates relating to carriage of the Primary Business which are on terms no more favorable than those granted to Liberty and its affiliates.

CORPORATE            Neither party (nor the directors, officers, members of the Management Committee, employees or agents of the
OPPORTUNITIES:       Company or any subsidiary who are also directors, officers, employees or agents of either party) shall be obligated to present any corporate opportunity to the Company or its subsidiaries and each such party shall be free to pursue such opportunity for its sole benefit.


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                                                                     SCHEDULE II




Following the Merger, each of Comcast and Liberty shall be entitled to three demand registrations with respect to their stock of QVC pursuant to customary registration rights agreements to be included in the definitive agreement referred to in paragraph 2 of the letter agreement. Prior to the time QVC is a publicly-traded company, the rights of first refusal shall be exercised based upon a projected initial public offering price of QVC common stock as determined by three investment bankers (one chosen by Comcast, one chosen by Liberty and, if they cannot agree, by a third independent investment banker chosen by the first two investment bankers).


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